SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K
                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

              (Date of earliest event reported): June 1, 2002


                       HUNTSMAN POLYMERS CORPORATION
           (Exact name of Registrant as specified in its charter)


   DELAWARE                        1-9988                  75-2104131
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   State of                  Commission File No.          IRS Employer
Incorporation                                           Identification No.


               500 Huntsman Way, Salt Lake City, Utah 84108
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        (Address of principal executive offices, including zip code)


                               (801) 584-5700
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            (Registrant's telephone number, including area code)


                                    N/A
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       (Former name or former address, if changed since last report)
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Item 5.     Other Events

            Huntsman Polymers Corporation (formerly known as Rexene Corporation) (the "Company"), did not make a scheduled interest payment due on June 1, 2002, on its outstanding 11 3/4% Senior Notes due 2004 (the "Polymers Notes"), issued pursuant to the Indenture, dated as of November 29, 1994, between Huntsman Polymers Corporation and HSBC Bank USA, as successor trustee (the "Indenture"). As a result of the failure to pay interest as scheduled, the debt may be accelerated by the holders of the Polymers Notes and continues to be classified as a current liability. Huntsman Corporation, the Company's indirect parent, has entered into an Amendment Agreement with the lenders under its bank credit facilities under which such lenders have agreed to waive certain defaults of Huntsman Corporation, including certain defaults due to the failure to make scheduled interest payments pursuant to the Indenture, and forbear from exercising remedies until June 30, 2002. This Amendment Agreement contains a condition that would cause such forbearance period to terminate if the Company makes any interest payments on the Polymers Notes. Huntsman Corporation is currently in discussions with such lenders concerning an extension of the waiver and forbearance period, in addition to an amendment and restatement of its credit facilities.

            CSFB Global Opportunities Partners, L.P. ("GOP"), which currently holds approximately 78.9% of the outstanding Polymers Notes, has consented to, and the Company and the trustee named therein have entered into, an Amended and Restated Indenture, dated as of June 14, 2002 (the "Polymers Amended and Restated Indenture"), which will eliminate substantially all of the restrictive covenants set forth in the Indenture in the event that Huntsman Corporation's lenders agree to modifications to Huntsman Corporation's bank credit facilities on a basis that is satisfactory to Huntsman Corporation or if certain other events occur. The Polymers Amended and Restated Indenture is filed herewith as Exhibit 10.1.

            In addition, GOP, which holds approximately 83.7% of the outstanding 9-1/2% Senior Subordinated Notes due 2007 and the Senior Subordinated Floating Rate Notes due 2007 of Huntsman Corporation (collectively, the "Corporation Notes"), has consented to, and the Company, the trustee named therein and the guarantors named therein have entered into, amended and restated indentures, dated as of June 14, 2002, relating to the Corporation Notes, which will eliminate substantially all of the restrictive covenants set forth in the indentures relating to the Corporation Notes in the event that Huntsman Corporation's lenders agree to modifications to Hunstman Corporation's bank credit facilities on a basis that is satisfactory to Huntsman Corporation or if certain other events occur.

            Huntsman Corporation and the Company have reached certain agreements with GOP regarding the restructuring of Huntsman Corporation and the Company and have entered into a binding term sheet agreement with GOP with respect thereto, a copy of which is filed herewith as Exhibit 10.2. On June 17, 2002, Huntsman Corporation and the Company announced in a press release that they had reached an agreement with GOP to restructure Huntsman Corporation's and the Company's debt. A copy of such press release is filed herewith as Exhibit 99.1. Under such agreement, GOP will exchange its Polymers Notes and contribute other assets for equity in a newly established holding company that will own stock of Huntsman Corporation. The agreement is subject to certain conditions, including Huntsman Corporation obtaining approval from its bank group to amend its existing credit facilities.

Item 7.     Financial Statements and Exhibits

            Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

         Exhibit
         Number           Description of Exhibit
         ------           ----------------------

         10.1 Amended and Restated Indenture, between Huntsman Polymers Corporation (formerly Rexene Corporation) and the trustee named therein, dated as of June 14, 2002.

         10.2              Term Sheet Agreement, dated June 14, 2002.

         99.1              Press Release, dated June 17, 2002.
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                                 SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                    By:      /s/ Kimo Esplin
                                           ----------------------------
                                           Name:     J. Kimo Esplin
                                           Title:    Senior Vice President and
                                                     Chief Financial Officer

Dated:  June 17, 2002